                                                                    Exhibit 99.1

[BUCKLE LOGO]                                                   THE BUCKLE, INC.

                                             2407 W. 24th St. Kearney, NE  68845

                                           P.O. Box 1480 Kearney, NE  68848-1480

                                                            PHONE:  308-236-8491

                                                              FAX:  308-236-4493

FOR IMMEDIATE RELEASE:   August 14, 2003                    WEB:  www.buckle.com
CONTACT:  Karen B. Rhoads, Chief Financial Officer
          The Buckle, Inc.
          308/236-8491

               THE BUCKLE, INC. REPORTS SECOND QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income down 11.7 percent on a 2.6 percent sales increase for the second quarter ended August 2, 2003.

Net income for the second quarter of fiscal 2003 was $3.6 million, or 17 cents per share (17 cents per share on a diluted basis), compared with $4.1 million, or 19 cents per share (19 cents per share on a diluted basis) for the second quarter of 2002.

Net sales for the second quarter ended August 2, 2003, increased 2.6 percent to $85.7 million from $83.5 million for the second quarter of fiscal 2002. Comparable store net sales, for stores open at least one year, were down 1.3 percent for the 13 weeks ended August 2, 2003, compared with the 13 weeks ended August 3, 2002.

Net sales for the first six months of fiscal 2003 increased 2.5 percent to $167.4 million from $163.4 million in the first six months of fiscal 2002. Comparable store net sales decreased 1.1 percent for the six months ended August 2, 2003 compared with the six months ended August 3, 2002.

Net income for the first six months ended August 2, 2003 was $6.6 million or 31 cents per share (31 cents per share on a diluted basis), compared with $8.4 million or 40 cents per share (38 cents per share on a diluted basis) for the six months ended August 3, 2002.

During the second quarter of fiscal 2003, the Company purchased 55,000 shares of the Company's common stock at an average price of $17.03 per share. These shares were purchased pursuant to the corporate stock repurchase program authorized by the Board of Directors on December 27, 2000. The Company has 219,375 shares remaining to be purchased to complete this authorization.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 313 retail stores in 37 states compared with 300 stores in 37 states at this same time a year ago.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 236-4440.



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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.





                            Financial Table to Follow


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                     THE BUCKLE, INC. - STATEMENTS OF INCOME
                (in thousands, except per share data - unaudited)

                                            Thirteen weeks ended             Twenty-six weeks ended
                                            --------------------             ----------------------
                                      Aug. 2, 2003      Aug. 3, 2002     Aug. 2, 2003      Aug. 3, 2002
                                      ------------      ------------     ------------      ------------
Net Sales                               $ 85,683          $ 83,516          $167,396          $163,371

Cost of Sales                             61,085            59,706           119,929           116,445
                                        --------          --------          --------          --------

Gross Profit                              24,598            23,810            47,467            46,926

Selling Expenses                          16,428            15,912            32,959            30,948
General and Administrative Exp             3,423             2,527             6,176             5,072
                                        --------          --------          --------          --------

Income from Operations                     4,747             5,371             8,332            10,906

Other Income                                 932             1,108             2,072             2,417
                                        --------          --------          --------          --------

Income before Income Taxes                 5,679             6,479            10,404            13,323

Income Tax Expense                         2,087             2,410             3,822             4,956
                                        --------          --------          --------          --------

Net Income                              $  3,592          $  4,069          $  6,582          $  8,367
                                        ========          ========          ========          ========

Basic Income per Share                  $   0.17          $   0.19          $   0.31          $   0.40
                                        ========          ========          ========          ========

Diluted Income per Share                $   0.17          $   0.19          $   0.31          $   0.38
                                        ========          ========          ========          ========

Basic Weighted Avg. Shares                21,006            21,158            21,014            21,152
Diluted Weighted Avg. Shares              21,521            21,938            21,545            21,943


Selected Financial Data                    August 2, 2003       August 3, 2002
                                           --------------       --------------
      Cash and Short-Term Investments         $148,390             $ 135,684
      Inventory                               $ 86,888             $  83,106
      Property and Equipment, Net             $ 66,971             $  52,936
      Accounts Payable                        $ 28,971             $  28,888